NUVEEN INVESTMENT TRUST V

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated September 27, 2006 (the “Declaration”), of Nuveen Investment Trust V, a Massachusetts business trust (the “Trust”), the Trustees of the Trust, on September 27, 2006 established and designated one series of Shares (as defined in the Declaration) of the Trust by the execution of instruments establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”). Such series was entitled: Nuveen Preferred Securities Fund;

NOW THEREFORE, the Trustees of the Trust, effective August 24, 2009, hereby amend and restate the Designation to establish and designate one additional series of Shares, Nuveen NWQ Preferred Securities Fund, to have the special and relative rights described below:

1. The following Funds are established and designated:

Nuveen Preferred Securities Fund

Nuveen NWQ Preferred Securities Fund

2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among each Fund as set forth in Article IV, Section 5 of the Declaration.

5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of the Funds designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have executed this instrument as of this 24th day of August 2009.

/s/ John P. Amboian	/s/ Robert P. Bremner
John P. Amboian, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Robert P. Bremner, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Jack B. Evans	/s/ William C. Hunter
Jack B. Evans, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	William C. Hunter, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ David J. Kundert	/s/ William J. Schneider
David J. Kundert, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	William J. Schneider, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Judith M. Stockdale	/s/ Carole E. Stone
Judith M. Stockdale, as Trustee 333 West Wacker Drive Chicago, Illinois 60606	Carole E. Stone, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

/s/ Terence J. Toth
Terence J. Toth, as Trustee 333 West Wacker Drive Chicago, Illinois 60606

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF COOK	)

Then personally appeared the above-named persons who are known to me to be Trustees of the Trust whose names and signatures are affixed to the foregoing instrument and who acknowledged the same to be their free act and deed, before me this 24th day of August 2009.

“OFFICIAL SEAL” Virginia L. Corcoran	/s/ Virginia L. Corcoran
Notary Public, State of Illinois My Commission Expires: 10/27/09	Notary Public